                                                        EXHIBIT 4



Pursuant to corporate action in connection with the merger on November 4, 1999, between Southern Union Company and Pennsylvania Enterprises, Inc., Southern Union Company adopted the Pennsylvania Enterprises, Inc. 1992 Stock Option Plan and accordingly all references to Pennsylvania Enterprises, Inc. shall now be references to Southern Union Company and all references to Pennsylvania Enterprises, Inc. common stock shall now be references to Southern Union common stock.


                PENNSYLVANIA ENTERPRISES, INC.
                   1992 STOCK OPTION PLAN



SECTION 1.   Purpose.

The purpose of the Pennsylvania Enterprises, Inc. 1992 Stock Option Plan, as amended herein (the "Plan"), is to enable Pennsylvania Enterprises, Inc. (the "Company") and Related Companies (as defined below) to attract and retain employees to participate in the long-term success and growth of the Company by giving them an equity interest in the Company, and to emphasize the common goals of shareholders, employees and the Company. For purposes of the Plan, a "Related Company" means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 50% beneficial ownership interest.

SECTION 2.   Awards.

2.1  Awards under the Plan shall be in the form of Stock Options.

2.2  An eligible employee may be granted one or more Stock
     Options.

SECTION 3.   Administration.

3.1 The Plan shall be administered by the Stock Option Committee of the Company's Board of Directors (the "Board") or such other committee of directors as the Board shall designate (the "Committee"), which shall consist of not less than two non-employee directors (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule) who shall serve at the pleasure of the Board.

3.2 The Committee shall have the authority to grant Stock Options to eligible employees under the Plan; to substitute new Stock Options for previously granted Stock Options, or for awards granted under other plans, in each case including previously granted awards having higher exercise prices; to adopt, alter and repeal such administrative rules, guide-lines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any Stock Options granted under the Plan; and to other-wise supervise the administration of the Plan.

3.3 All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

3.4 The Committee may from time to time delegate to one or more officers of the company certain of its authorities granted hereunder except with respect to Stock Options granted to persons subject to Section 16 of the Securities Exchange Act of 1934, subject to such terms and limitations as the Com-mittee may specify. The Committee shall specify the maximum number of shares of the common stock (without nominal or par value, with a stated value of $5.00 per share) of the Com-pany (the "Stock") that the officer or officers to whom such authority is delegated may award.

SECTION 4.   Stock Subject to Plan.

4.1 The total number of shares of Stock reserved and available for distribution under the Plan shall be 430,000 (after the adjustment for the two-for-one split of the Stock effective for shareholders of record on March 20, 1997) (which shall be subject to further adjustment as provided below). Such shares of Stock may consist of authorized but unissued shares or treasury shares of Stock. At no time will the num-ber of shares of Stock issued under the Plan plus the number of shares covered by outstanding Stock Options under the Plan exceed the number of shares authorized under the plan.

4.2 To the extent a Stock Option terminates without having been exercised, the shares of Stock subject to such Stock Option shall again be available for distribution in connection with future Stock Options under the Plan.

4.3 In the event of any merger, reorganization, consolidation, sale of substantially all of the assets, recapitalization, Stock dividend, Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made in the aggregate number of shares reserved for issuance under the Plan, the number of shares subject to outstanding Stock Options and the amounts to be paid by employees with respect to outstanding Stock options.

SECTION 5.   Eligibility.

Officers and other employees of the Company or a Related Company are eligible to be granted Stock Options under the Plan. A director of the Company or a Related Company who is not also an employee of the Company or a Related Company will not be eligible to be granted Stock Options under the Plan. The participants under the Plan shall be selected from time to time by the Com-mittee, in its sole discretion, from among those eligible.

SECTION 6.   Terms of Stock Options.

6.1 The Stock Options awarded under the Plan may be of two types: (i) Incentive Stock Options within the meaning of
     Section 422 of the Internal Revenue Code of 1986, as amended, or any successor provision thereto; and (ii) Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock option, it shall constitute a Non-Qualified Stock Option.

6.2 Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

     (a) Option Price. The option price per share of Stock pur-chasable under a Stock 0ppion shall be the fair market value of the Stock on the date of the award of the Stock Option as determined by the Committee.

     (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but in no event shall such term be greater than ten years.

     (c) Exercisability. Each Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, but in no event shall a Stock Option be exercisable sooner than one year from the date of grant.

     (d) Method of Exercise. Each Stock Option may be exercised in whole or in part by giving written notice of exer-cise to the Company specifying the number of shares of Stock to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the Stock Option, which may include cash, delivery of shares of Stock already owned by the optionee, any other manner permitted by law as determined by the Committee, or any combination of the foregoing.

     (e) No Stockholder Rights. An optionee shall have neither rights to dividends nor other rights of a stockholder with respect to shares of Stock subject to a Stock Option until the shares of stock are issued to the optionee.

     (f) Non-transferability. No Stock Option shall be trans-ferable by the optionee other than by will or by the laws of descent and distribution. During the optionee's lifetime, all Stock Options shall be exercisable only by the optionee.

     (g) Termination of Employment. If an optionee's employment with the Company or a Related Company terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise, the Stock Option shall be exercisable to the extent determined by the Committee. The Committee may provide that, notwith-standing the option term fixed pursuant to Section 6.2
          (b), a Stock Option which is outstanding on the date of an optionee's death shall remain outstanding for an additional period after the date of such death, pro-vided that in no event shall the option term be greater than ten years.

6.3 No Incentive Stock Option shall (i) have an option price which is less than the fair market value of the stock on the date of the award of the Stock Option, (ii) be exercisable more than ten years after the date such Incentive Stock Option is awarded or (iii) be awarded more than ten years after the effective date of the Plan.

SECTION 7.   Tax Withholding.

7.1 Each employee shall, no later than the date as of which the value of a Stock Option first becomes includible in the employee's gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Com-mittee regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Stock Option. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the employee.

7.2 To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an employee may irrevocably elect to have the withholding tax obligation, or any additional tax obligation with respect to any Stock Options hereunder, satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to the employee with respect to the Stock Options or (ii) delivering to the Company shares of unrestricted Stock, which shall be valued at fair market value on the date of delivery as determined by the Committee.

SECTION 8.   Amendments and Termination.

The Plan shall remain in effect until all Stock Options awarded under the Plan have been exercised or have expired, provided that no Stock Option shall be granted more than ten years after the effective date of the Plan and the Board may terminate the Plan at any time. The Board may amend the Plan from time to time. The Committee may amend the terms of any Stock Option awarded under the Plan prospectively or retroactively. Neither the amendment of the Plan or a Stock option, nor the termination of the Plan, shall adversely affect any Stock Option previously granted with-out the employee's written consent. Amendments of the Plan may be made without shareholder approval except as required to satisfy Rule 16b-3 under the Securities Exchange Act of 1934 (or any suc-cessor rule) or other regulatory requirements.

SECTION 9.   Change of Control.

9.1 In the event of Change of Control, unless otherwise deter-mined by the Committee at the time of grant or by amendment (with the holder's consent) of such grant, all outstanding Stock Options awarded under the Plan shall become fully exercisable and vested.

9.2  A "Change of Control" shall be deemed to occur on:

     (a) the date that any person or group deemed a person under Sections 3(a) (9) and 13(d) (3) of the Securities Exchange Act of 1934, other than the Company and its subsidiaries as determined immediately prior to that date, in a transaction or series of transactions has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under such Act) of 20% or more of the outstanding securities of the Com-pany having the right under ordinary circumstances to vote at an election of the Board;

     (b) the date on which one-third or more of the members of the Board shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board as of the effective date of the Plan and any successor of a Current Director whose nomination or election has been approved by a majority of the Current Directors then on the Board); or

     (c) the date of approval by the shareholders of the Company of an agreement providing for (A) the merger or con-solidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not bene-ficially own, immediately after the merger or consoli-dation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corpora-tion issuing cash or securities in the merger or con-solidation would be entitled in the election of directors or where the members of the Board, immedi-ately prior to the merger or consolidation, would not, immediately after the merger or consolidation, consti-tute a majority of the Board of Directors of the cor-poration issuing cash or securities in the merger or consolidation or (B) the sale or other disposition of all or substantially all the assets of the Company.

SECTION 10.  General Provisions.

10.1 Each Stock Option under the Plan, shall be subject to the requirement that, if any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the con-sent or approval of any government regulatory body or (iii) an agreement by the recipient of a Stock Option with respect to the disposition of Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation), as a condition of, or in connection with, the granting of such Stock Option or the issuance, purchase or delivery of Stock thereunder, such Stock option shall not be granted or exer-cised, in whole or in part, unless such listing registra-tion, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.2 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor any Stock Option awarded hereunder shall confer upon any employee of the Company, or of a Related Company, any right to continued employment.

10.3 Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of Stock Options need not be uniform, and may be made selectively among persons who receive or are eligible to receive Stock Options under the Plan, whether or not such persons are similarly situated.

10.4 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, deter-mination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 11.  Effective Date of Plan.

The Plan became effective on May 7, 1992, upon approval by the affirmative vote of the majority of the votes cast by all stock-holders entitled to vote on approval of the Plan.

IN WITNESS WHEREOF, this Plan has been duly executed by an authorized officer of the Company, on this 21st day of July, 1997.


                            PENNSYLVANIA ENTERPRISES, INC.


                            THOMAS F. KARAM
                            ---------------
                            Thomas F. Karam
                            President and Chief Executive Officer